                                                                    EXHIBIT 99.2

SECURITIES TRADING POLICY/TIMELY REPORTING OF EVENTS

FOR DIRECTORS, MANAGEMENT AND EMPLOYEES AND OTHER "INSIDERS"

1. GENERAL

Federal securities laws prohibit trading in the securities of a company on the basis of "inside" information. Anyone violating these laws is subject to personal liability and could face criminal penalties. Oceanic Exploration Company and its subsidiaries (Oceanic) takes seriously this obligation, and that of our associates, to prevent insider trading violations. In light of the severity of the possible sanctions, both to the individuals, and to Oceanic as a company, we have established this Insider Trading Policy to assist all of us in complying with our obligations. Any violation of this could subject you to disciplinary action, up to and including termination.


This policy applies to (i) members of our Board of Directors, our corporate officers and our employees; (ii) household and immediate family members of those listed in (i). For the purpose of this policy, these people will be referred to as "Insiders".

Information is deemed to be material if there is a reasonable likelihood that it would be considered important to an investor in making a decision regarding the purchase or sale of securities. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include, but are not limited to the listing below. Either positive or negative information may be material.

o        Financial results

o        Projections of future earnings or losses

o        News of a pending or proposed merger

o        Acquisitions/Divestitures

o        Impending bankruptcy or financial liquidity problems

o        New equity or debt offerings

o        Significant litigation exposure due to actual or threatened litigation

o        Major changes in senior management.


Information is Non-Public if it has not been disclosed to the general public and is not available to the general public. Non-Public Information will be deemed to be public after two full trading days have passed following the date when the information is disclosed publicly pursuant to Regulation FD.

2. STATEMENT OF POLICY

o No Insider may buy or sell Oceanic stock at any time when they have Material Non-Public Information relating to the Company.

o No Insider may buy or sell securities of another company at any time when they have Material Non-Public Information about that company, including any of our customers, vendors or suppliers, when that information is obtained in the course of services performed on our behalf.

o        No Insider may disclose our non-public information to third parties.

o No Insider may disclose ("tip") Material Non-Public Information to any other person (including family members) in circumstances where trading on the information is likely, and no Insider may make recommendations or express opinions on the basis of Material Non-Public Information with regard to trading in securities.

o No Insider who receives or has access to our Material Non-Public Information may comment on stock price movement or rumors of other corporate developments that are of possible significance to the investing public unless it is part of their job (such as Investor Relations) or they have been specifically authorized by the President or CFO in each instance.

3. PRE-CLEARANCE OF TRADES

Certain Insiders must contact our President to obtain "pre-clearance" at any time prior to buying or selling Oceanic securities. Individuals subject to this pre-clearance requirement are:

         (1) All members of our Board of Directors and our executive officers as defined under federal securities laws (collectively "Section 16 Individuals").
Section 16 Individuals must comply with the pre-clearance requirement for six months after the termination of their status as a Director or executive officer.

         (2) From time-to-time we will notify other persons that they are subject to the pre-clearance requirement if we believe that they are likely to have access to Material Non-Public Information ("Other Restricted Persons").

Section 16 Individuals must also comply with the reporting obligations and limitations on "short-swing" transactions set forth in the federal securities laws. The practical effect of these provisions is that Section 16 Individuals who both purchase and sell the Company's securities within a six-month period must refund all deemed profits from the sale to the Company, whether or not they had knowledge of any Material Non-Public Information.


4. INDIVIDUAL RESPONSIBILITY

Each Insider is responsible for filing the applicable Forms 3, 4 or 5 with the SEC within the mandatory deadlines. Oceanic will file the necessary forms on behalf of any Insider with adequate notice.


Each person is individually responsible for complying with the securities laws and this policy, regardless of whether we have prohibited trading by that person or any other Insiders. Appropriate judgment should be exercised in connection with all securities trading.